HEI Exhibit 99

February 11, 2010

Contact:	Shelee M.T. Kimura	(808) 543-7384 Telephone
	Manager, Investor Relations &	(808) 203-1164 Facsimile
	Strategic Planning	E-mail: skimura@hei.com

HEI REPORTS LOWER EARNINGS FOR 2009 AND FLAT EARNINGS FOR THE FOURTH QUARTER

HONOLULU — Hawaiian Electric Industries, Inc. (NYSE - HE) today reported consolidated net income for common stock for the full year of 2009 of $83.0 million, or $0.91 per share, compared to $90.3 million, or $1.07 per share for 2008. In both years, the earnings were affected by losses related to specific strategic transactions at the bank. Excluding the $19.3 million, or $0.21 per share of after-tax losses related to the previously disclosed liquidation of the bank’s private-issue mortgage-related securities (PMRS) portfolio, adjusted 2009 earnings were $102.3 million or $1.12 per share. In 2008, excluding the after-tax impact of the bank’s previously disclosed balance sheet restructuring charge of $35.6 million, net income was $125.9 million or $1.49 per share.

Net income for the fourth quarter of 2009 was $13.7 million, or $0.15 per share, compared to $13.9 million, or $0.16 per share for the fourth quarter of 2008. Fourth quarter 2009 results include the $19.3 million after-tax losses related to the liquidation of the bank’s PMRS portfolio discussed above. Excluding the PMRS losses, adjusted 2009 fourth quarter earnings were $33.0 million or $0.36 per share, reflecting primarily a full quarter of utility rate relief and aggressive cost control efforts at both the utility and the bank.

Hawaiian Electric Industries, Inc. News Release

February 11, 2010

“2009 was a challenging year and we made difficult decisions to curb spending and reduce risk, while continuing to progress forward with long-term strategic initiatives to move Hawaii toward a clean energy future and improved performance and profitability at both our utility and bank,” said Constance H. Lau, HEI president and chief executive officer.

“Although our utility encountered lower sales and lower and later-than-expected rate relief, management was able to substantially offset the impact to earnings through prudent cost control and deferral strategies. The majority of these savings cannot be sustained over the long term. And at the bank, despite historically high credit costs driven by the economic recession and significant losses from electing to liquidate our private-issue mortgage-related securities portfolio, our bank remained profitable and exceeded our expectations of cost savings from the ongoing Performance Improvement Project,” said Lau.

FULL YEAR RESULTS

Full year 2009 earnings were down $7.3 million or $0.16 per share to $83.0 million or $0.91 per share compared with 2008. Excluding the PMRS and balance sheet restructuring charges in 2009 and 2008, respectively, earnings in 2009 were down by $23.6 million or $0.37 per share to $102.3 million or $1.12 per share. The overall decrease in year-over-year earnings was due to lower kilowatthour sales and increases in utility operation and maintenance and bank credit expenses, partially offset by five months of utility rate relief.

Hawaiian Electric Industries, Inc. News Release

February 11, 2010

UTILITY

Electric utility earnings were $79.4 million in 2009 versus $92.0 million in 2008. “At the onset of 2009, we expected utility earnings to be lower in the first half of the year as we awaited rate relief in the second half of the year; however, full-year earnings were further depressed due to lower kilowatthour sales and to lower and later-than-expected rate relief” said Lau.

Kilowatthour sales were down 2.5% year over year, with the decrease coming primarily in the first half of the year, due largely to the effects of weather, soft economic conditions and on-going energy efficiency and conservation efforts. “In 2010, we expect sales to continue to decline by about 0.9% compared to 2009 due to the continued effects of a weak Hawaii economy, rising fuel prices, and positive efforts by Hawaii residents and businesses to conserve energy,” said Lau.

Operation expense increased by $5.3 million largely due to: 1) $9 million higher administrative and general expenses primarily from higher employee retirement benefit cost; 2) $5 million higher production operation expense due to the addition of a new peaking unit, CT-1, and work to support the acquisition of renewable resources; and 3) $2 million higher transmission and distribution operation expense to support our aging infrastructure; offset by 4) $11 million lower demand-side management (DSM) program costs that are recovered in a surcharge. The energy efficiency DSM programs were transferred to a third-party administrator at the end of the second quarter of 2009.

Maintenance expense increased by $5.9 million primarily due to higher transmission and distribution maintenance expenses resulting from increased substation

Hawaiian Electric Industries, Inc. News Release

February 11, 2010

maintenance, vegetation management and increased spending on maintenance of overhead and underground lines.

“As a result of the increased work to address our aging infrastructure, 2009 short-term cost reductions and deferrals, higher retirement benefit costs which are largely being recovered and full-year CT-1 costs, we expect operation and maintenance expense to increase by approximately 11% in 2010,” said Lau.

Depreciation expense in 2009 increased $2.9 million over 2008 due to plant additions in 2008.

BANK

Bank net income for 2009 was $21.8 million compared with $17.8 million for 2008. Results for 2009 include $19.3 million of PMRS after-tax charges that occurred in the fourth quarter 2009. Results for 2008 include the $35.6 million after-tax charge related to the balance sheet restructuring executed in June 2008. Excluding the PMRS after-tax charge in 2009 and the balance sheet restructuring charge in 2008, adjusted bank net income was $41.1 million and $53.4 million in 2009 and 2008, respectively.

“Like many banks across the country, our bank was affected by the economic pressures in 2009. However, as we have done throughout the economic crisis, we kept capital healthy and depositors’ money safe. At the same time, we increased our prospects for improved performance in the future.” said Lau.

Bank net interest income decreased by $5.7 million or 2.8% in 2009 compared with 2008 as a result of lower balances and yields on earning assets, partly offset by lower funding costs. However, the bank’s net interest margin increased to 4.19% compared to 3.62% in 2008, primarily due to the balance sheet restructuring and the

Hawaiian Electric Industries, Inc. News Release

February 11, 2010

reduction of higher-costing term certificates. During 2009, the bank added $393 million of core deposits, its lowest-costing source of funds. In 2009, the weighted average cost of core deposits was 0.22% compared with 0.43% in 2008.

Results for 2009 included provision for loan losses of $32.0 million, compared to $10.3 million in 2008. The increased level of provisions in 2009 was primarily due to an increase in nonperforming residential lot loans and 1-4 family mortgages mainly on the neighbor islands and a $10 million provision for one commercial loan that was subsequently sold during the year. Nonperforming assets to loans outstanding and real estate owned at the end of the year was 1.85%, compared with 0.48% at the end of 2008. Net charge-offs to average loans outstanding were 0.66%, compared with 0.11% for 2008. The allowance for loan losses increased by $5.9 million in 2009, ending the year at $42 million.

Noninterest income was $16.2 million lower in 2009 than in 2008 primarily due to higher losses on the sales of securities, including the sale of the PMRS portfolio, and higher other-than-temporary impairment (OTTI) charges. Excluding the losses on the sales of securities and the OTTI charges, noninterest income for 2009 was $6.1 million higher than 2008, primarily due to higher gains on sale of loans and deposit account fees.

Noninterest expense decreased by $48.5 million year-over-year, primarily due to the charges from the early extinguishment of debt related to the balance sheet restructuring of $39.8 million in 2008, and despite a $2.3 million special assessment by the Federal Deposit Insurance Corporation in 2009 to replenish the deposit insurance fund. Services expense was $5.5 million lower in 2009 due primarily to lower consulting and contract services, and compensation and benefits expense were lower by $3.9 million.

Hawaiian Electric Industries, Inc. News Release

February 11, 2010

HOLDING AND OTHER COMPANIES

The holding and other companies’ net loss was $18.2 million in 2009, compared with $19.5 million in 2008 due to lower general and administrative expenses and lower borrowing costs.

FOURTH QUARTER RESULTS

UTILITY

Electric utility net income for common stock for the fourth quarter of 2009 was $23.3 million compared to $14.0 million in the fourth quarter of 2008. “Interim rate relief and primarily short-term cost control efforts enabled the utility to produce better results quarter over quarter, although earned returns remained significantly below allowed returns,” said Lau.

In the third quarter of 2009, the Public Utilities Commission of the State of Hawaii (PUC) approved the implementation of a partial interim increase of $61.1 million in HECO’s 2009 test year rate case proceeding, which contributed an additional $8.6 million to utility net income in the fourth quarter of 2009 compared to the fourth quarter of 2008.

Although kilowatthour sales were down for the year, sales for the quarter were up 1.1% compared with the same quarter of 2008, increasing utility net income by an estimated $1.5 million over the same quarter last year. “Soft sales in the fourth quarter of 2008, lower fuel prices and warmer weather in the fourth quarter of 2009 contributed to the quarter-over-quarter increase in sales,” said Lau.

Hawaiian Electric Industries, Inc. News Release

February 11, 2010

Operations and maintenance expenses (O&M) were down $7.8 million or 8.1% quarter over quarter. Included in fourth quarter 2008 O&M were $9 million of DSM program costs that were recovered through a surcharge. The energy efficiency DSM programs were transferred to a third-party administrator at the end of the second quarter of 2009 and, thus, there were only $2 million related to DSM programs in the fourth quarter of 2009. The remaining difference in quarter-over-quarter O&M is primarily due to the company’s cost reduction efforts. “Due to management’s ongoing efforts to seek cost containment opportunities through reductions and deferrals, we were able to keep O&M essentially flat for the quarter,” said Lau.

BANK

Bank net income for the fourth quarter of 2009 was a net loss of $4.5 million, compared to net income of $11.3 million in the third quarter of 2009 and $5.9 million for the same quarter last year. Fourth quarter 2009 results include the after-tax losses of $19.3 million related to the liquidation of the PMRS portfolio.

“We made a strategic decision to liquidate our PMRS portfolio in the fourth quarter of 2009 when we saw a market opportunity. As a result, we eliminated the risk of future charges from these securities and improved our prospects for more stable earnings from the bank,” said Lau.

Excluding the $19.3 million after-tax charge from the PMRS liquidation, adjusted fourth quarter 2009 earnings were $14.9 million. On an adjusted annualized basis, the bank achieved a 1.27% return on average assets and a 56% efficiency ratio in the fourth

Hawaiian Electric Industries, Inc. News Release

February 11, 2010

quarter of 2009.1 Comparatively, the adjusted annualized return on average assets was 1.34% in the third quarter of 2009 and 0.92% in the fourth quarter 2008, and the adjusted annualized efficiency ratio was 53% in the third quarter of 2009 and 62% in the fourth quarter of 2008.1 The unfavorable change in the adjusted annualized return on average assets and efficiency ratios between the third and fourth quarters of 2009 is primarily due to $1 million of year-end adjustments to noninterest expense and $1 million lower net interest income in the fourth quarter of 2009. However, the improvement in the fourth quarter of 2009 compared with the same quarter last year reflects the year’s progress in the bank’s Performance Improvement Project. Part of the improvement in the adjusted efficiency ratio was due to branch consolidation, with the bank finishing 2009 with 3 less branches than it had at the end of 2008.

“Excluding the effects of the PMRS sale, the bank performed relatively well in the fourth quarter reflecting the achievements to date on the ongoing Performance Improvement Project,” said Lau.

The bank continues to be well capitalized with a strong Tier-1 core leverage ratio of 9.0%. The bank’s total risk-based ratio increased to 14.1% at quarter-end, following the de-risking of the bank’s securities portfolio with the PMRS sale.

Net interest income in the fourth quarter of 2009 was $49.4 million compared to $51.5 million in the fourth quarter of 2008. Lower average earning asset balances and yields were partially offset by lower funding costs. In the quarter, core deposits grew by $144 million and had a weighted-average cost of 0.16% compared with 0.41% in the fourth

[1]

Refer to page 23 of the accompanying schedules of this release for a reconciliation of noninterest income and expense based on U.S. generally accepted accounting principles to adjusted noninterest income and expense, and the resulting annualized amounts.

Hawaiian Electric Industries, Inc. News Release

February 11, 2010

quarter of 2008. Net interest margin grew to 4.27% in the fourth quarter of 2009, compared with 4.23% in the third quarter of 2009 and 4.07% in the fourth quarter of 2008.

The bank recorded a $5.0 million provision for loan losses for the fourth quarter of 2009 compared with $5.2 million in the third quarter of 2009 and $6.3 million in the fourth quarter of 2008. The majority of the provision in the fourth quarter of 2009 reflected the additional provision for commercial market loans and home equity lines of credit. Nonperforming assets to loans outstanding and real estate owned at the end of the fourth quarter was 1.85%, compared with 1.61% and 0.48% for the third quarter of 2009 and the fourth quarter of 2008, respectively. Annualized net charge-offs to average loans outstanding for the quarter were 0.98% compared with 0.19% and 0.20% for the third quarter of 2009 and the fourth quarter of 2008, respectively. The increase in the fourth quarter of 2009 was partially related to charge-offs on loans we had already provisioned for in prior periods.

Noninterest income for the fourth quarter of 2009 was a loss of $11.3 million, compared with income of $11.9 million for the third quarter of 2009 and $10.1 million in the fourth quarter of 2008. Fourth quarter 2009 noninterest income was reduced by $32.1 million for the PMRS losses. Third quarter 2009 and fourth quarter 2008 noninterest income were reduced by $9.9 million and $7.8 million, respectively, for OTTI charges of certain PMRS. Excluding the effects of the PMRS sales, OTTI charges and other nonrecurring noninterest income, adjusted noninterest income increased 4% from the fourth quarter of 2008 to the fourth quarter of 2009 and decreased 2% from the third quarter of 2009 to the fourth quarter 2009.1

Noninterest expense for the fourth quarter of 2009 was $41.7 million, compared with $39.6 million in the third quarter of 2009 and $45.4 million for the same quarter in

Hawaiian Electric Industries, Inc. News Release

February 11, 2010

2008. On an adjusted basis, noninterest expense decreased by $5.0 million quarter over quarter and increased by $1.0 million over the third quarter of 2009 due to the timing of certain year-end adjustments.1 “The bank’s adjusted annualized noninterest expense for the fourth quarter of 2009 was $152 million, and is on track to meeting its target of $140 to $145 million by the end of 2010,” said Lau.1

HOLDING AND OTHER COMPANIES

The holding and other companies’ net losses were $5.2 million in the fourth quarter of 2009, compared with $6.1 million in the fourth quarter of 2008 reflecting lower general and administrative expenses and lower borrowing costs.

WEBCAST AND TELECONFERENCE

Hawaiian Electric Industries, Inc. will conduct a webcast and teleconference call to review its fourth quarter 2009 earnings on Friday, February 12, 2010, at 8:00 a.m. Hawaii time (1:00 p.m. Eastern time). The event can be accessed through HEI’s website at http://www.hei.com or by dialing (866) 543-6408, passcode: 76441244 for the teleconference call.

An online replay of the webcast will be available at the same website beginning about two hours after the event. Replays of the teleconference call will also be available approximately two hours after the event through February 26, 2010, by dialing
(888) 286-8010, passcode: 11951714.

HEI supplies power to over 400,000 customers or 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other

Hawaiian Electric Industries, Inc. News Release

February 11, 2010

financial services to consumers and businesses through American Savings Bank, F.S.B., one of Hawaii’s largest financial institutions.

EXPLANATION OF HEI’S USE OF CERTAIN UNAUDITED NON-GAAP FINANCIAL MEASURES

HEI and bank management use certain non-GAAP measures in their evaluation of the bank’s performance and believe the presentations of such financial measures on this basis provide useful supplemental information and a clearer picture of the bank’s operating performance, and are better indicators of the bank’s ongoing core operating activities. Management also uses such measures to assist investors/analysts in better understanding the bank’s progress on the execution of its Performance Improvement Project. These measures are also useful in understanding performance trends and in facilitating comparisons with the performance of others in the financial services industry.

Management utilizes non-GAAP financial measures of noninterest income and expense in the calculation of certain of the bank’s metrics/ratios, such as (i) efficiency, (ii) pretax, preprovision income, and (iii) return on average assets, in order to analyze on a consistent basis and over a longer period of time the performance of the bank’s core operating activities and its progress on the execution of the Performance Improvement Project. Management also annualizes the non-GAAP measure of noninterest expense by multiplying such measure by 4 to develop an estimate of adjusted noninterest expense for a year-long period. This annualized adjusted noninterest expense metric (non-GAAP measure) is a forward-looking statement based on only a quarter’s results and may not reflect actual results. See schedule on page 23 of this release for a tabular reconciliation between the bank’s GAAP and non-GAAP measures.

Hawaiian Electric Industries, Inc. News Release

February 11, 2010

Certain reconciling items—real estate transactions, professional services, FISERV conversion costs, severance, technology write-offs, prepayment penalties on early extinguishment of debt, and a loss on sale of Bishop Insurance Agency—are being incurred pursuant to the bank management’s Performance Improvement Project which was announced in June 2008 and is expected to conclude by the end of 2010. These costs are being incurred with the objective of increasing the bank’s operating efficiency and profitability in the long term. Accordingly, bank management believes that these costs will remain temporarily elevated while the Performance Improvement Project is being executed and will be reduced or eliminated once the project has ended.

Management also adjusts noninterest expense to exclude a special assessment levied by the Federal Deposit Insurance Corporation (FDIC) pursuant to the FDIC’s plan to recapitalize the deposit insurance fund. Excluding the FDIC charge is consistent with the financial measures used by other banks and enhances the comparison of operating performance. The FDIC is now requiring banks to prepay estimated quarterly assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. Such prepaid assessments would be amortized over these periods.

Reported noninterest income is being adjusted by a gain on sale of a commercial loan, gains on sales of other assets and other nonrecurring income items. Bank management believes that it would not be appropriate to assume that the bank would realize material gains of this type on a quarterly basis.

Likewise, bank management also adds back to noninterest income charges related to the other-than-temporary impairment (OTTI) of private-issue mortgage-related securities

Hawaiian Electric Industries, Inc. News Release

February 11, 2010

because of the material nature of the charge and the inconsistency of when those charges occurred. The bank incurred material OTTI in the fourth quarter of 2008 and the second and third quarters of 2009, impacting the comparability of noninterest income for those quarters. Management believes that adjusting noninterest income to exclude the effects of OTTI helps the comparability of noninterest income quarter to quarter and quarter over quarter.

In addition, management adjusts noninterest income for net gains (losses) on sales of certain securities which includes the fourth quarter 2009 loss on the liquidation of the PMRS portfolio and the first quarter 2008 sale of stock in VISA, Inc., because management believes that such transactions are unlikely to recur on a regular basis and impacts the comparability of noninterest income between periods.

Limitations associated with utilizing non-GAAP measures are the risks of disagreement over the appropriateness of adjustments comprising these measures and the risk that other companies might calculate these measures differently. Management addresses these limitations by providing detailed reconciliations between GAAP information and non-GAAP measures. See reconciliation on page 23.

FORWARD-LOOKING STATEMENTS

This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as expects, anticipates, intends, plans, believes, predicts, estimates or similar expressions. In addition, any statements concerning future financial performance (including future revenues, expenses, earnings or losses or growth rates), ongoing business strategies or prospects and possible future actions, which may be provided by management,

Hawaiian Electric Industries, Inc. News Release

February 11, 2010

are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.

Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” discussion (which is incorporated by reference herein) set forth on pages iv and v of HEI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and in HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. Forward-looking statements speak only as of the date of this release.

###

Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended December 31,		Years ended December 31,
(in thousands, except per share amounts)	2009	2008	2009	2008
Revenues
Electric utility	$574,355	$720,552	$2,035,009	$2,860,350
Bank	45,241	79,084	274,719	358,553
Other	(17)	181	(138)	17

	619,579	799,817	2,309,590	3,218,920

Expenses
Electric utility	522,088	687,419	1,865,338	2,668,991
Bank	53,793	69,195	242,955	331,601
Other	4,386	5,523	13,633	14,171

	580,267	762,137	2,121,926	3,014,763

Operating income (loss)
Electric utility	52,267	33,133	169,671	191,359
Bank	(8,552)	9,889	31,764	26,952
Other	(4,403)	(5,342)	(13,771)	(14,154)

	39,312	37,680	187,664	204,157

Interest expense-other than on deposit liabilities and other bank borrowings	(20,909)	(19,362)	(76,330)	(76,142)
Allowance for borrowed funds used during construction	801	1,177	5,268	3,741
Allowance for equity funds used during construction	1,869	2,958	12,222	9,390

Income before income taxes	21,073	22,453	128,824	141,146
Income taxes	6,946	8,086	43,923	48,978

Net income	14,127	14,367	84,901	92,168
Less net income attributable to noncontrolling interest-preferred stock of subsidiaries	473	473	1,890	1,890

Net income for common stock	$13,654	$13,894	$83,011	$90,278

Basic earnings per common share	$0.15	$0.16	$0.91	$1.07

Diluted earnings per common share	$0.15	$0.16	$0.91	$1.07

Dividends per common share	$0.31	$0.31	$1.24	$1.24

Weighted-average number of common shares outstanding	92,056	86,355	91,396	84,631

Adjusted weighted-average shares	92,345	86,538	91,516	84,720

Income (loss) by segment
Electric utility	$23,305	$14,026	$79,446	$91,975
Bank	(4,459)	5,939	21,767	17,827
Other	(5,192)	(6,071)	(18,202)	(19,524)

Net income for common stock	$13,654	$13,894	$83,011	$90,278

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HEI’s for Annual Reports on SEC Form 10-K for the years ended December 31, 2008 and 2009 (when filed) and the consolidated financial statements and the notes thereto in HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)

December 31	2009	2008
(dollars in thousands)
Assets
Cash and equivalents	$502,443	$182,903
Federal funds sold	1,479	532
Accounts receivable and unbilled revenues, net	241,116	300,666
Available-for-sale investment and mortgage-related securities	432,881	657,717
Investment in stock of Federal Home Loan Bank of Seattle	97,764	97,764
Loans receivable, net	3,670,493	4,206,492
Property, plant and equipment, net of accumulated depreciation of $1,945,482 and $1,851,813	3,088,611	2,907,376
Regulatory assets	426,862	530,619
Other	381,163	328,823
Goodwill, net	82,190	82,190

	$8,925,002	$9,295,082

Liabilities and stockholders’ equity
Liabilities
Accounts payable	$186,994	$183,584
Deposit liabilities	4,058,760	4,180,175
Short-term borrowings—other than bank	41,989	—
Other bank borrowings	297,628	680,973
Long-term debt, net—other than bank	1,364,815	1,211,501
Deferred income taxes	188,875	143,308
Regulatory liabilities	288,214	288,602
Contributions in aid of construction	321,544	311,716
Other	700,242	871,476

	7,449,061	7,871,335

Stockholders’ equity
Common stock, no par value, authorized 200,000,000 shares; issued and outstanding: 92,520,638 shares and 90,515,573 shares	1,265,157	1,231,629
Retained earnings	184,213	210,840
Accumulated other comprehensive loss, net of income tax benefits	(7,722)	(53,015)

Common stock equity	1,441,648	1,389,454
Preferred stock, no par value, authorized 10,000,000 shares; issued: none	—	—
Noncontrolling interest: cumulative preferred stock of subsidiaries - not subject to mandatory redemption	34,293	34,293

	1,475,941	1,423,747

	$8,925,002	$9,295,082

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HEI’s for Annual Reports on SEC Form 10-K for the years ended December 31, 2008 and 2009 (when filed) and the consolidated financial statements and the notes thereto in HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

Years ended December 31	2009	2008
(in thousands)
Cash flows from operating activities
Net income	$84,901	$92,168
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property, plant and equipment	151,282	150,977
Other amortization	5,389	5,085
Provision for loan losses	32,000	10,334
Gain on pension curtailment	—	(472)
Loans receivable originated and purchased, held for sale	(443,843)	(204,457)
Proceeds from sale of loans receivable, held for sale	471,194	185,291
Net losses on sale of investment and mortgage-related securities	32,034	17,376
Other-than-temporary impairment on available-for-sale mortgage-related securities	15,444	7,764
Changes in deferred income taxes	12,787	5,134
Changes in excess tax benefits from share-based payment arrangements	310	(405)
Allowance for equity funds used during construction	(12,222)	(9,390)
Changes in assets and liabilities
Decrease (increase) in accounts receivable and unbilled revenues, net	59,550	(6,219)
Decrease (increase) in fuel oil stock	(946)	14,157
Increase (decrease) in accounts payable	3,410	(18,715)
Changes in prepaid and accrued income taxes and utility revenue taxes	(61,977)	16,466
Changes in other assets and liabilities	(64,845)	(5,280)

Net cash provided by operating activities	284,468	259,814

Cash flows from investing activities
Available-for-sale investment and mortgage-related securities purchased	(297,864)	(489,264)
Principal repayments on available-for-sale investment and mortgage-related securities	357,233	610,521
Proceeds from sale of available-for-sale investment and mortgage-related securities	185,134	1,311,596
Proceeds from sale of other investments	—	17
Net decrease (increase) in loans held for investment	484,960	(92,241)
Proceeds from sale of real estate acquired in settlement of loans	1,555	—
Capital expenditures	(304,761)	(282,051)
Contributions in aid of construction	14,170	17,319
Other	1,199	1,116

Net cash provided by investing activities	441,626	1,077,013

Cash flows from financing activities
Net decrease in deposit liabilities	(121,415)	(167,085)
Net increase (decrease) in short-term borrowings with original maturities of three months or less	41,989	(91,780)
Net decrease in retail repurchase agreements	(3,829)	(37,142)
Proceeds from other bank borrowings	310,000	2,592,635
Repayments of other bank borrowings	(689,517)	(3,682,119)
Proceeds from issuance of long-term debt	153,186	19,275
Repayment of long-term debt	—	(50,000)
Changes in excess tax benefits from share-based payment arrangements	(310)	405
Net proceeds from issuance of common stock	15,329	136,443
Common stock dividends	(96,843)	(83,604)
Preferred stock dividends of noncontrolling interest	(1,890)	(1,890)
Increase (decrease) in cash overdraft	(9,545)	1,265
Other	(2,762)	350

Net cash used in financing activities	(405,607)	(1,363,247)

Net increase (decrease) in cash and equivalents and federal funds sold	320,487	(26,420)
Cash and equivalents and federal funds sold, January 1	183,435	209,855

Cash and equivalents and federal funds sold, December 31	$503,922	$183,435

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HEI’s for Annual Reports on SEC Form 10-K for the years ended December 31, 2008 and 2009 (when filed) and the consolidated financial statements and the notes thereto in HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

Hawaiian Electric Company, Inc. (HECO) and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended December 31,		Years ended December 31,
(dollars in thousands, except per barrel amounts)	2009	2008	2009	2008
Operating revenues	$573,049	$718,374	$2,026,672	$2,853,639

Operating expenses
Fuel oil	208,077	328,738	671,970	1,229,193
Purchased power	135,684	159,682	499,804	689,828
Other operation	61,764	66,649	248,515	243,249
Maintenance	25,969	28,847	107,531	101,624
Depreciation	36,127	35,424	144,533	141,678
Taxes, other than income taxes	53,958	67,765	191,699	261,823
Income taxes	14,984	8,800	48,212	56,307

	536,563	695,905	1,912,264	2,723,702

Operating income	36,486	22,469	114,408	129,937

Other income
Allowance for equity funds used during construction	1,869	2,958	12,222	9,390
Other, net	994	1,966	7,487	5,659

	2,863	4,924	19,709	15,049

Interest and other charges
Interest on long-term debt	14,362	11,889	51,820	47,302
Amortization of net bond premium and expense	1,162	628	3,254	2,530
Other interest charges	822	1,528	2,870	4,925
Allowance for borrowed funds used during construction	(801)	(1,177)	(5,268)	(3,741)

	15,545	12,868	52,676	51,016

Net income	23,804	14,525	81,441	93,970
Less net income attributable to noncontrolling interest - preferred stock of subsidiaries	229	229	915	915

Net income attributable to HECO	23,575	14,296	80,526	93,055
Preferred stock dividends of HECO	270	270	1,080	1,080

Net income for common stock	$23,305	$14,026	$79,446	$91,975

OTHER ELECTRIC UTILITY INFORMATION
Kilowatthour sales (millions)	2,487	2,458	9,690	9,936
Wet-bulb temperature (Oahu average; degrees Fahrenheit)	69.7	69.4	68.8	68.8
Cooling degree days (Oahu)	1,224	1,164	4,815	4,943
Average fuel oil cost per barrel	$77.65	$124.08	$63.91	$114.50

			Twelve months ended December 31, 2009
			Allowed %[1]	Actual %
Return on average common equity
(rate-making, simple average method)
HECO			10.50	7.02
HELCO			10.70	6.89
MECO			10.70	4.76

[1]	Based on interim decisions which are subject to final PUC decisions. Allowed ROACEs for HECO, HELCO and MECO based on their last final rate case decisions were 10.70, 11.50 and 10.94, respectively.

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HECO’s Annual Reports on SEC Form 10-K for the years ended December 31, 2008 and 2009 (when filed) and the consolidated financial statements and the notes thereto in HECO’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

Hawaiian Electric Company, Inc. (HECO) and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)

December 31	2009	2008
(in thousands, except par value)
Assets
Utility plant, at cost
Land	$52,530	$42,541
Plant and equipment	4,696,257	4,277,499
Less accumulated depreciation	(1,848,416)	(1,741,453)
Construction in progress	132,980	266,628

Net utility plant	3,033,351	2,845,215

Current assets
Cash and equivalents	73,578	6,901
Customer accounts receivable, net	133,286	166,422
Accrued unbilled revenues, net	84,276	106,544
Other accounts receivable, net	8,449	7,918
Fuel oil stock, at average cost	78,661	77,715
Materials and supplies, at average cost	35,908	34,532
Prepayments and other	16,201	12,626

Total current assets	430,359	412,658

Other long-term assets
Regulatory assets	426,862	530,619
Unamortized debt expense	14,288	14,503
Other	73,532	53,114

Total other long-term assets	514,682	598,236

	$3,978,392	$3,856,109

Capitalization and liabilities
Capitalization
Common stock, $6 2/3 par value, authorized 50,000,000 shares; outstanding 13,786,959 and 12,805,843 shares	$91,931	$85,387
Premium on capital stock	385,659	299,214
Retained earnings	827,036	802,590
Accumulated other comprehensive income, net of income taxes	1,782	1,651

Common stock equity	1,306,408	1,188,842
Cumulative preferred stock – not subject to mandatory redemption	22,293	22,293
Noncontrolling interest – cumulative preferred stock of subsidiaries – not subject to mandatory redemption	12,000	12,000

Stockholders’ equity	1,340,701	1,223,135
Long-term debt, net	1,057,815	904,501

Total capitalization	2,398,516	2,127,636

Current liabilities
Short-term borrowings–affiliate	—	41,550
Accounts payable	132,711	122,994
Interest and preferred dividends payable	21,223	15,397
Taxes accrued	156,092	220,046
Other	48,192	55,268

Total current liabilities	358,218	455,255

Deferred credits and other liabilities
Deferred income taxes	180,603	166,310
Regulatory liabilities	288,214	288,602
Unamortized tax credits	56,870	58,796
Retirement benefits liability	296,623	392,845
Other	77,804	54,949

Total deferred credits and other liabilities	900,114	961,502

Contributions in aid of construction	321,544	311,716

	$3,978,392	$3,856,109

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HECO’s Annual Reports on SEC Form 10-K for the years ended December 31, 2008 and 2009 (when filed) and the consolidated financial statements and the notes thereto in HECO’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

Hawaiian Electric Company, Inc. (HECO) and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

Years ended December 31	2009	2008
(in thousands)
Cash flows from operating activities
Net income	$81,441	$93,970
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property, plant and equipment	144,533	141,678
Other amortization	10,045	8,619
Changes in deferred income taxes	14,762	3,882
Changes in tax credits, net	(1,332)	1,470
Allowance for equity funds used during construction	(12,222)	(9,390)
Changes in assets and liabilities
Decrease (increase) in accounts receivable	32,605	(21,313)
Decrease in accrued unbilled revenues	22,268	7,730
Decrease (increase) in fuel oil stock	(946)	14,156
Increase in materials and supplies	(1,376)	(274)
Increase in regulatory assets	(17,597)	(3,229)
Increase (decrease) in accounts payable	9,717	(14,901)
Changes in prepaid and accrued income taxes and utility revenue taxes	(61,951)	28,055
Changes in other assets and liabilities	(2,571)	(5,445)

Net cash provided by operating activities	217,376	245,008

Cash flows from investing activities
Capital expenditures	(302,327)	(278,476)
Contributions in aid of construction	14,170	17,319
Other	340	1,157

Net cash used in investing activities	(287,817)	(260,000)

Cash flows from financing activities
Common stock dividends	(55,000)	(14,089)
Preferred stock dividends of noncontrolling interest	(1,995)	(1,995)
Proceeds from issuance of long-term debt	153,186	19,275
Net increase (decrease) in short-term borrowings from nonaffiliates and affiliate with original maturities of three months or less	(10,464)	12,759
Net proceeds from issuance of common stock	61,914	—
Increase (decrease) in cash overdraft	(9,545)	1,265
Other	(978)	—

Net cash provided by financing activities	137,118	17,215

Net increase in cash and equivalents	66,677	2,223
Cash and equivalents, beginning of period	6,901	4,678

Cash and equivalents, end of period	$73,578	$6,901

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HECO’s Annual Reports on SEC Form 10-K for the years ended December 31, 2008 and 2009 (when filed) and the consolidated financial statements and the notes thereto in HECO’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

American Savings Bank, F.S.B. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended			Years ended December 31,
	December 31, 2009	September 30, 2009	December 31, 2008
(dollars in thousands)				2009	2008
Interest and dividend income
Interest and fees on loans	$51,303	$53,080	$60,898	$217,838	$247,210
Interest and dividends on investment and mortgage-related securities	5,215	6,943	8,130	26,977	65,208

	56,518	60,023	69,028	244,815	312,418

Interest expense
Interest on deposit liabilities	5,293	7,286	13,574	34,046	61,483
Interest on other borrowings	1,787	2,205	3,911	9,497	43,941

	7,080	9,491	17,485	43,543	105,424

Net interest income	49,438	50,532	51,543	201,272	206,994
Provision for loan losses	5,000	5,200	6,300	32,000	10,334

Net interest income after provision for loan losses	44,438	45,332	45,243	169,272	196,660

Noninterest income
Fee income on deposit liabilities	8,329	8,211	7,443	30,713	28,332
Fees from other financial services	6,520	6,385	6,292	25,267	24,846
Fee income on other financial products	1,548	1,613	1,469	5,833	6,683
Net gains (losses) on sale of securities *	(32,078)	—	12	(32,034)	(17,376)
Losses on available-for-sale securities	—	(9,863)	(7,764)	(15,444)	(7,764)
Other income	4,404	5,578	2,604	15,569	11,414

	(11,277)	11,924	10,056	29,904	46,135

Noninterest expense
Compensation and employee benefits	18,918	17,721	21,407	73,990	77,858
Occupancy	6,101	4,905	5,614	22,057	21,890
Data processing	4,030	3,684	2,659	14,382	10,678
Services	1,533	2,437	3,175	11,189	16,706
Equipment	1,737	1,782	3,034	8,849	12,544
Loss on early extinguishment of debt *	659	—	—	760	39,843
Other expense	8,717	9,062	9,553	36,244	36,485

	41,695	39,591	45,442	167,471	216,004

Income (loss) before income taxes	(8,534)	17,665	9,857	31,705	26,791
Income taxes (benefits) *	(4,075)	6,342	3,918	9,938	8,964

Net income (loss)	$(4,459)	$11,323	$5,939	$21,767	$17,827

OTHER BANK INFORMATION (%)
Return on average assets	(0.36)	0.89	0.44	0.43	0.29
Return on average equity	(3.64)	9.40	4.69	4.54	3.17
Net interest margin	4.27	4.23	4.07	4.19	3.62
Net charge-offs to average loans outstanding (annualized)	0.98	0.19	0.20	0.66	0.11
Efficiency ratio	109	63	74	72	85
As of period end
Nonperforming assets to loans outstanding and real estate owned **	1.85	1.61	0.48
Allowance for loan losses to loans outstanding	1.12	1.21	0.84
Tier-1 leverage ratio	9.0	9.1	8.5
Total risk-based capital ratio	14.1	13.2	12.8

*	2009 net income included a $19.3 million after-tax charge related to ASB’s sale of private-issued mortgage-related securities (PMRS) in the fourth quarter of 2009. The $32.1 million loss on sale of PMRS is included in “Noninterest income-Net loss on sale of securities” and the related income tax benefits of $12.8 million is included in “Income taxes (benefits).” 2008 net income included a $35.6 million after-tax charge ASB’s balance sheet restructuring in June 2008. The $35.6 million is comprised of: (1) realized losses on the sale of mortgage-related securities and agency notes of $19.3 million included in “Noninterest income-Net loss on sale of securities,” (2) fees associated with the early retirement of other bank borrowings of $39.8 million included in “Noninterest expense-Loss on early extinguishment of debt” and (3) income tax benefits of $23.5 million included in “Income taxes (benefits).”
**	Regulatory basis

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HEI’s Annual Reports on SEC Form 10-K for the years ended December 31, 2008 and 2009 (when filed) and the consolidated financial statements and the notes thereto in HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

American Savings Bank, F.S.B. and Subsidiaries

CONSOLIDATED BALANCE SHEETS DATA

(Unaudited)

December 31	2009	2008
(in thousands)
Assets
Cash and equivalents	$425,896	$168,766
Federal funds sold	1,479	532
Available-for-sale investment and mortgage-related securities	432,881	657,717
Investment in stock of Federal Home Loan Bank of Seattle	97,764	97,764
Loans receivable, net	3,670,493	4,206,492
Other	230,282	223,659
Goodwill, net	82,190	82,190

	$4,940,985	$5,437,120

Liabilities and stockholder’s equity
Deposit liabilities–noninterest-bearing	$808,474	$701,090
Deposit liabilities–interest-bearing	3,250,286	3,479,085
Other borrowings	297,628	680,973
Other	92,129	98,598

	4,448,517	4,959,746

Common stock	329,439	328,162
Retained earnings	172,655	197,235
Accumulated other comprehensive loss, net of tax benefits	(9,626)	(48,023)

	492,468	477,374

	$4,940,985	$5,437,120

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HEI’s Annual Reports on SEC Form 10-K for the years ended December 31, 2008 and 2009 (when filed) and the consolidated financial statements and the notes thereto in HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

American Savings Bank, F.S.B. and Subsidiaries

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Unaudited)

(in thousands)	1Q08	4Q08	1Q09	2Q09	3Q09	4Q09
Noninterest income
Per income statement - GAAP	$17,928	$10,056	$16,264	$12,993	$11,924	$(11,277)
Other-than-temporary impairment of private-issue mortgage-related securities	—	7,764	—	5,581	9,863	—
Net (gains) losses on sale of securities	(935)	—	—	—	—	32,078
Gain on sale of a commercial loan	—	—	—	—	(2,951)	—
Gain on sale of other assets	—	—	—	—	—	(1,772)
Other nonrecurring income	(384)	—	—	—	—	(500)

Adjusted noninterest income	$16,609	$17,820	$16,264	$18,574	$18,836	$18,529

Noninterest expense
Per income statement - GAAP	$44,234	$45,442	$41,811	$44,374	$39,591	$41,695
Real estate transactions	—	—	—	(1,180)	(1,076)	(1,633)
Professional services	—	—	(616)	(1,238)	(600)	—
FISERV conversion costs	—	—	—	(159)	(572)	(972)
Severance	—	(1,560)	(673)	(393)	(301)	(390)
FDIC special assessment	—	—	—	(2,338)	—	—
Technology write-offs	—	—	—	(145)	—	(35)
Prepayment penalty on early extinguishment of debt	—	—	(41)	(60)	—	(659)
Bishop Insurance Agency sale	—	(890)	—	—	—	—

Adjusted noninterest expense	$44,234	$42,992	$40,481	$38,861	$37,042	$38,006

Other bank information
Noninterest expense (annualized)
Reported	$176,936	$181,768	$167,244	$177,496	$158,364	$166,780
Adjusted	176,936	171,968	161,924	155,444	148,168	152,024
Efficiency ratio
Reported	65%	74%	62%	70%	63%	109%
Adjusted	66%	62%	60%	56%	53%	56%
Pretax, preprovision income (annualized)
Reported	$96,964	$64,628	$101,568	$75,928	$91,460	$(14,136)
Adjusted	91,688	105,484	106,888	120,304	129,304	119,844
Return on average assets
Reported	0.85%	0.44%	0.82%	0.31%	0.89%	(0.36)%
Adjusted	0.81%	0.92%	0.88%	0.83%	1.34%	1.27%